FORM 8-A



                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                    ___________________________________




             For Registration of Certain Classes of Securities
                  Pursuant to Section 12(b) or (g) of the
                      Securities Exchange Act of 1934



                         FOODBRANDS AMERICA, INC.
           _____________________________________________________
          (Exact name of Registrant as specified in its charter)



        Delaware                                  13-2535513
________________________________________       ________________
(State of incorporation or organization)         (IRS Employer
                                              Identification No.)


1601 Northwest Expressway
Suite 1700
Oklahoma City, Oklahoma                               73118
________________________________________        ________________
(Address of principal executive offices)            (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


Title of each class             Name of each exchange on which
to be so registered             each class is to be registered
___________________             _______________________________

   Common Stock                   New York Stock Exchange, Inc.


Securities to be registered pursuant to Section 12(g) of the Act:


                                   None
                              ______________
                              Title of Class



Item 1.        Description of Registrant's Securities to be
               Registered.

          The securities of the Registrant to be registered consist of Common Stock, par value $0.01.

          The Registrant has authorized 20,000,000 shares of Common Stock. Subject to the preferential rights of holders of preferred stock, of which 4,000,000 shares, par value $0.01, are authorized but no shares have been issued, the holders of Common Stock are entitled to receive, pro rata, dividends, when, if and as declared by the Board of Directors from any funds lawfully available therefor.

          In the event of a liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to participate ratably in the distribution of assets remaining after payment of liabilities. The Common Stock does not have any preemptive rights or redemption or sinking fund provisions. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock are entitled to vote at all meetings of stockholders of the Registrant for election of directors and for other purposes. Holders have one vote for each share of Common Stock held. The Common Stock does not have cumulative voting rights, thus holders of more than 50% of the shares voting can elect all directors.

          Certain provisions of the Amended and Restated Certificate of Incorporation and the Credit Agreement may delay, deter or prevent a stockholder or group of stockholders from taking corporate action or gaining control of the Registrant.
The Amended and Restated Certificate of Incorporation requires the Registrant's Board of Directors to be divided into three classes, with directors in each class serving successive three year terms. It further provides that the affirmative vote of the holders of seventy-five percent (75%) of the shares of Common Stock entitled to vote thereon shall be required to delete, modify or amend any provision of Article Sixth of the Certificate of Incorporation which provides for a classified Board of Directors. The foregoing provision of the Registrant's Certificate of Incorporation can be amended only by the affirmative vote of seventy-five percent (75%) of the shares of Common Stock entitled to vote thereon.

          For information regarding certain transfer restrictions on the Common Stock, see "Proposal III. The Merger -- Preservation of Tax Benefits" in the Proxy Statement/Prospectus dated April 10, 1995, that constitutes a part of the Registration Statement on Form S-4 (Registrant No. 33-57773) is incorporated herein by reference.

          Section 203 of the Delaware General Corporation Law ("Section 203") prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the corporation's board of directors,
(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or
(iii) on or after such date the business combination is approved by the corporation's board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The Registrant is subject to Section 203.

Item 2.   Exhibits.

          The following exhibits have been furnished to the New
York Stock Exchange:

          1.   Annual report on Form 10-K for the year ended
December 31, 1994.

          2.   Form 10-Q for the periods ending March 31, June
30, and September 30, 1994.  Current Reports on Form 8-K dated
May 8, 1995, May 30, 1995 and December 22, 1995.

          3. Definitive Proxy Statement for the Annual Meeting of Shareholders held May 16, 1995.

          4.(a). Certificate of Incorporation and all amendments thereto.

            (b).  Bylaws.

            (c).  1992 Incentive Stock Plan, as amended.

            (d).  1995 Non-Employee Directors' Deferred Stock
Compensation Plan.

            (e).  Form of 1995 Stock Option Agreement.

          5.   Specimen stock certificate.

          6.   1994 Annual Report to shareholders.

                                SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                               FOODBRANDS AMERICA, INC.


                               By:  /s/  Bryant P. Bynum
                                  Bryant P. Bynum
                                  Vice President-Planning and
                                  Corporate Finance and Treasurer


January 22, 1996